Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York10022	1-212-863-4193

Andrew M. Murstein, President

Larry D. Hall, CFO

1-212-328-2100

1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2015 SECOND QUARTER RESULTS

•	Second quarter earnings of $8,086,000, or $0.33 per diluted common share, increased 14% from the 2014 second quarter, among our best quarters ever

•	Net investment income after taxes increased 14% compared to the 2014 quarter

•	64% of earnings came from our consumer lending businesses

•	Consumer loans originated by Medallion Bank grew 30% and achieved a record number of loan applications and closings

•	Managed assets reached $1.549 billion, including $1.003 billion at Medallion Bank, both all-time highs

•	The Company more than doubled its stock buyback capacity, authorizing up to $26 million of additional stock repurchases

•	Quarterly distribution of $0.25 per share declared

NEW YORK, NY – August 4, 2015 - Medallion Financial Corp. (Nasdaq: TAXI) announced that earnings, or net increase in net assets resulting from operations, were $8,086,000 or $0.33 per diluted common share and $15,154,000 or $0.62 per share in the 2015 second quarter and six months, up $981,000 or 14% and $1,284,000 or 9% from $7,105,000 or $0.28 per share and $13,870,000 or $0.55 per share in the 2014 second quarter and six months.

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Medallion Financial Announces 2015 Second Quarter Results p. 2

Net investment income after income taxes was $4,330,000 or $0.18 per share and $9,234,000 or $0.38 per share in the 2015 second quarter and six months, up $527,000 or 14% and $1,982,000 or 27% from $3,803,000 or $0.15 per share and $7,252,000 or $0.29 per share in the 2014 quarter and six months.

Medallion Bank’s own consumer lending portfolio has grown 30% over the last year and 11% in the 2015 second quarter, with a decrease in delinquencies and loss rates.

Medallion Financial’s net interest margin was 6.47% for the 2015 second quarter, compared to 6.26% in the second quarter of 2014, and was 6.94% in the six months, compared with 6.13% in the 2014 period, reflecting higher levels of interest, recoveries, and dividends from Medallion Bank, as well as portfolio growth. On a combined basis with Medallion Bank, the net interest margin was 6.93% in the quarter and 7.05% in the six months, compared to 7.11% and 7.01% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. Both measures demonstrate the strong portfolio earning power of Medallion, as net interest margins remained at high levels.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the 2015 second quarter and year-to-date results, which were among the highest in the Company’s history. Since our IPO nearly 20 years ago, we have continued to diversify the company and find new niches where we strive to be the market leader. We are proud of our diversification achievements, and so far in 2015, over 64% of our earnings came from consumer lending businesses. We anticipate non-taxi related loan products to continue to contribute substantially to our earnings as we grow these portfolios. The current loan to value of our taxi medallion portfolio is 75%. In addition, we also have personal guarantees on all of these loans. We also expect our net interest margins to increase in our taxi lending area.”

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, very solid credit performance by the portfolios, strong capital levels, and an experienced management team.”

“On a combined basis with Medallion Bank, loans 90 days or more past due were 1.0%, compared to 0.5% last quarter. Medallion loans 90 days or more past due were 1.3% of the combined medallion loan portfolio, up from 0.3% last quarter. Our net unrealized appreciation on the loan and equity portfolios was 1.94%, compared to depreciation of 0.84% a year ago, and Medallion Bank had aggregate loan loss reserves of 2.10%, essentially unchanged from 2.07% a year ago, reflecting the continued strong performance of the portfolios.” said Mr. Hall.

Medallion Financial had realized gains of 3.16% in the 2015 six months, compared to a losses of 0.35% in the year ago period, and Medallion Bank had a net loss rate of 0.84% in the 2015 six months, compared to 0.58% in the 2014 period, both further evidencing the solid credit performance of our businesses.

“Medallion’s debt to equity ratio was only 1.30 to 1, providing ample room for increasing our leverage and growing our businesses down the road. Additionally, we had over $50 million of cash on hand at quarter end and over $60 million of availability under various lines of credit,” said Mr. Hall.

Mr. Hall continued, “We continue to look for opportunities to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability and lowering our cost of borrowed funds. We see additional opportunities to continue this as rates remain near historic lows. We also believe that we will be able to increase our spreads in our medallion area as there appears to be less competition than we have seen in years past.”

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Medallion Financial Announces 2015 Second Quarter Results p. 3

Medallion loans were $309,482,000 at quarter end, down $8,795,000 or 3% from $318,277,000 a year ago, representing 57% of the investment portfolio compared to 63% a year ago, and were yielding 4.06% compared to 4.01% a year ago, reflecting portfolio shrinkage and the repricing of the existing portfolio to higher current market interest rates. The decrease in outstandings was primarily concentrated in the New York market, and reflected management’s decision to cull weaker and less profitable borrowers from the portfolio. The managed medallion loan portfolio, which includes loans at Medallion Bank and those serviced for third parties, was $689,641,000 at quarter end, down $45,339,000 or 6% from $734,980,000 a year ago, reflecting the above.

The commercial loan portfolio was $75,292,000 at quarter end, compared to $58,702,000 a year ago, an increase of $16,590,000 or 28%, and represented 14% of the investment portfolio compared to 12% a year ago. The increase primarily reflected growth in the high-yield mezzanine portfolio. Commercial loans yielded 12.23% at quarter end, up 11% from 11.00% a year ago, primarily reflecting the change in portfolio mix and higher yields on the mezzanine portfolio. The net managed commercial loan portfolio, which includes loans at Medallion Bank and those serviced for or by third parties, was $110,822,000 at quarter end, up $9,871,000 or 10% from $100,951,000 a year ago, primarily reflecting the changes described above, and further decreases and reserve increases in the asset-based loan portfolio at Medallion Bank.

Investments in Medallion Bank and other controlled subsidiaries were $141,132,000 at quarter end, up $17,676,000 or 14% from $123,456,000 a year ago, primarily reflecting our equity in the earnings of Medallion Bank and other portfolio company investments, capital contributions made, dividends paid, portfolio sales, and net appreciation, and which represented 26% of the investment portfolio, compared to 24% a year ago, and which yielded 14.77% at quarter end, compared to 10.19% a year ago, primarily reflecting the dividends from Medallion Bank.

Equity investments were $7,300,000 at quarter end, up $86,000 or 1% from $7,214,000 a year ago, primarily reflecting increased equity investment offset by portfolio depreciation, and represented 1% of the investment portfolio at both quarter ends, and had a dividend yield of 0.68%, compared to 0.69% a year ago. Investment securities were $10,059,000 at quarter end, compared to $0 a year ago, representing 2% of the net investment portfolio, and had a yield of 0.63%, reflecting new investment activity.

Medallion Bank’s consumer loan portfolio increased $124,327,000 or 30% to $543,165,000 at quarter end from $418,838,000 a year ago, and represented 39% of the managed loan portfolio, compared with 33% a year ago, and were yielding 14.38% compared to 15.18% a year ago, a decrease of 5%, primarily reflecting changes in the portfolio mix to loans with higher credit scores. During the month of June alone, Medallion Bank received more than 12,000 consumer loan applications, and closed on record new loan volume, funding more than 2,000 consumer loans for more than $37,000,000 in volume. The increase in outstandings reflected increases in all product lines, particularly the home improvement and recreational vehicle lending portfolios.

Overall total managed assets increased $103,000,000 or 7% to $1,549,000,000 at quarter end, up from $1,446,000,000 a year ago. Net asset value per share increased to $11.26 per share, up from $11.01 per share one year ago.

The Company also announced a distribution of $0.25 per share for the 2015 second quarter, up from $0.24 per share in the 2014 second quarter. This brings the total distributions declared over the last four quarters to $0.98, up 4% from $0.94 in the prior four quarters, and equates to a yield of over 12% based on the closing price of the Company’s stock on August 3, 2015. The current distribution will be paid on August 24, 2015 to shareholders of record on August 17, 2015. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $242,000,000 or $13.81 per share in distributions.

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Medallion Financial Announces 2015 Second Quarter Results p. 4

The Company further announced that its Board of Directors authorized an increase in the Company’s stock repurchase authorization to $26 million, an increase from the $12.5 million still remaining under its previously authorized program. The Company may repurchase its common stock in open market purchases or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program will be funded using the Company’s working capital. The Company had approximately 24.6 million shares of common stock outstanding as of June 30, 2015. Mr. Murstein concluded, “This is the largest stock buyback that our board of directors has ever approved. With the Company reporting near record earnings, certain niche lines of business that yield an after tax return on equity of over 30%, and a stock trading well below net asset value, we feel that a buyback at our current stock price is an excellent use of our capital.”

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2014 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Total investment income	$10,838	$9,875	$22,669	$18,910
Total interest expense	2,343	2,085	4,555	4,060

Net interest income	8,495	7,790	18,114	14,850

Total noninterest income	110	108	166	299

Salaries and benefits	2,975	2,965	6,318	5,526
Professional fees	367	294	778	552
Occupancy expense	219	189	449	381
Other operating expenses	714	647	1,501	1,438

Total operating expenses	4,275	4,095	9,046	7,897

Net investment income before income taxes	4,330	3,803	9,234	7,252
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	4,330	3,803	9,234	7,252

Net realized gains (losses) on investments	324	(685)	8,223	(858)

Net change in unrealized appreciation (depreciation) on investments	(5,634)	681	(7,343)	1,743
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	9,066	3,306	5,040	5,733

Net unrealized appreciation (depreciation) on investments	3,432	3,987	(2,303)	7,476

Net realized/unrealized gains on investments	3,756	3,302	5,920	6,618

Net increase in net assets resulting from operations	$8,086	$7,105	$15,154	$13,870

Net investment income after income taxes per common share
Basic	$0.18	$0.15	$0.38	$0.29
Diluted	0.18	0.15	0.38	0.29

Net increase in net assets resulting from operations per common share
Basic	$0.33	$0.29	$0.62	$0.56
Diluted	0.33	0.28	0.62	0.55

Distributions declared per share	$0.25	$0.24	$0.50	$0.48

Weighted average common shares outstanding
Basic	24,427,972	24,898,318	24,437,144	24,845,696
Diluted	24,502,243	25,110,838	24,522,434	25,102,215

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	June 30, 2015	December 31, 2014
Assets
Medallion loans, at fair value	$309,482	$311,894
Commercial loans, at fair value	75,292	71,149
Investment in Medallion Bank and other controlled subsidiaries, at fair value	141,132	136,848
Equity investments, at fair value	7,300	7,710
Investment securities, at fair value	10,059	—

Net investments	543,265	527,601
Cash and cash equivalents	51,004	47,083
Accrued interest receivable	1,000	988
Fixed assets, net	236	256
Foreclosed properties	39,452	47,502
Goodwill, net	5,099	5,099
Other assets, net	4,069	3,758

Total assets	$644,125	$632,287

Liabilities
Accounts payable and accrued expenses	$4,422	$6,651
Accrued interest payable	1,746	2,171
Funds borrowed	360,973	348,795

Total liabilities	367,141	357,617

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	276,984	274,670

Total liabilities and shareholders’ equity	$644,125	$632,287

Number of common shares outstanding	24,590,847	24,620,623
Net asset value per share	$11.26	$11.16

Total managed loans	$1,343,628	$1,291,646
Total managed assets	1,549,355	1,497,295